Exhibit 4.4

WARRANT AGREEMENT

This Warrant Agreement (the “Agreement”) is made as of [●], 2021, by and between Modiv Acquisition Corp., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (the “Public Offering”) of 10,000,000 units (the “Units”) of the Company (and up to 1,500,000 additional Units if the underwriters’ over-allotment option is exercised in full), each Unit consisting of one share of common stock, par value $0.0001 per share (“Common Stock”), and one warrant (the “Public Warrant” or “Public Warrants”), each whole Public Warrant entitling its holder to purchase one-half (½) share of Common Stock at a price of $11.50 per whole share (the “Public Warrant Shares”);

WHEREAS, the Company has received a binding commitment from Modiv Venture Fund, LLC (the “Sponsor”) to purchase an aggregate of 8,400,000 warrants (or 9,000,000 if the over-allotment option is exercised in full) bearing the legend set forth in Exhibit B hereto (the “Private Warrants”), pursuant to a Subscription Agreement dated as of [●], 2021 (the “Warrant Subscription Agreement”), with each Private Warrant entitling its holder to purchase one-half (½) share of Common Stock (“Private Warrant Shares,” and together with the Public Warrant Shares, the “Warrant Shares”);

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial Business Combination (as defined below), the Sponsor or an affiliate of the Sponsor or certain of the Company’s executive officers and directors may, but are not obligated to, loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 750,000 warrants (the “Working Capital Warrants”) at a price of $0.50 per warrant;

WHEREAS, following consummation of the Offering, the Company may issue additional warrants (“Post-IPO Warrants”; together with the Private Warrants, the Working Capital Warrants, and the Public Warrants, the “Warrants”) in connection with, or following the consummation by the Company of, a Business Combination;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 (File No. 333-[●] (“Registration Statement”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of, among other securities, the Public Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form, terms and provisions of the Warrants, including the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.             Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.	Warrants.

2.1          Form of Warrant. Each Warrant shall be: (a) issued in registered form only, (b) in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein, and (c) signed by, or bear the facsimile signature of, the Chairman of the board of directors, the Chief Executive Officer or the Chief Financial Officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2          Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3          Registration.

2.3.1       Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of the original issuance and transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2       Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4          Detachability of Warrants. The securities comprising the Units will begin to trade separately on (i) the 90th day after the effectiveness of the Registration Statement, or (ii) such earlier date as Chardan Capital Markets, LLC, as representative of the underwriters (the “Representative”), shall determine is acceptable (such date, the “Detachment Date”). In no event will separate trading of the securities comprising the Units commence until the Company (i) files a Current Report on Form 8-K with the SEC including an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Public Offering and (ii) issues a press release announcing when such separate trading will begin.

2.5          Private Warrants and Working Capital Warrants. The Private Warrants and Working Capital Warrants, if any, will be issued substantially in the same form as the Public Warrants but they (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis at the holder’s option, in either case as long as the Private Warrants or the Working Capital Warrants, as the case may be, are held by the initial purchasers or their affiliates and Permitted Transferees (as defined below). Once a Private Warrant or a Working Capital Warrant, as the case may be, is transferred to a holder other than an affiliate or a Permitted Transferee, it shall be treated as a Public Warrant hereunder for all purposes. The Private Warrants and the Working Capital Warrants may not be sold, transferred, assigned, pledged or

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hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of, the Private Warrants or the Working Capital Warrants, as the case may be (or any securities underlying the Private Warrants or the Working Capital Warrants) for a period of 30 days after the consummation by the Company of an initial merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”) except (i) to the Company’s pre-Public Offering stockholders (including, to the extent the Company’s pre-Public Offering stockholders are entities, to such entity’s members, partners, stockholders or other equity holders), or to the Company’s officers, directors, advisors and employees, (ii) transfers to a Registered Holder’s affiliates, (iii) by bona fide gift to a member of the Registered Holder’s (or Permitted Transferee’s (as defined below)) immediate family or to a trust, the beneficiary of which is a Registered Holder (or Permitted Transferee) or a member of a Registered Holder’s (or Permitted Transferee’s) immediate family, for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) by certain pledges to secure obligations incurred in connection with purchases of the Company’s securities, (vii) by private sales at prices no greater than the price at which the Private Warrants or the Working Capital Warrants, as the case may be, were originally purchased or (viii) to the Company for cancellation in connection with consummation of a Business Combination, in each case (except for clause viii) where the permitted transferee (the “Permitted Transferee”) agrees to the terms of the transfer restrictions.

3.	Terms and Exercise of Warrants.

3.1       Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at $11.50 per whole share, subject to the adjustments provided in Section 4 hereof. The term “Warrant Price” as used in this Agreement refers to the price per whole share at which Common Stock may be purchased at the time such Warrant is exercised. The Warrants may only be exercised for a whole number of shares of Common Stock by a Registered Holder.

3.2       Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later to occur of (a) the completion of the Company’s initial Business Combination and (b) one year after the effective date of the Registration Statement, and terminating at 5:00 p.m., New York City time, and ending on the earlier to occur of (i) five years following the completion of the Company’s initial Business Combination and (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement (“Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide written notice of not less than 10 days to Registered Holders of such extension and that such extension shall be identical in duration among all of the then outstanding Warrants.

3.3	Exercise of Warrants.

3.3.1       Cash Exercise. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Company, may be exercised by the Registered Holder thereof by surrendering it at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, currently being:

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American Stock Transfer & Trust Company, LLC
48 Wall Street, 22nd Floor

New York, NY 10005

with (i) an election to purchase form, duly executed, electing to exercise such Warrants, and (ii) payment in full, in lawful money of the United States, by certified or bank cashier’s check payable to the order of the Warrant Agent or by wire transfer to the Warrant Agent’s bank account, of the Warrant Price for each whole share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock, and the issuance of the shares of Common Stock (such exercise, a “Cash Exercise”). With respect to the Public Warrants, a Cash Exercise in accordance with this Section 3.3.1 is available to the Registered Holder only during such times that there is an effective registration statement registering the Warrant Shares, with the prospectus contained therein being available for the resale of the Warrant Shares. With respect to the Private Warrants and the Working Capital Warrants, a Cash Exercise in accordance with this Section 3.3.1 is available to the Registered Holder so long as the Registered Holder is the initial purchaser or holder of the applicable Private Warrant or Working Capital Warrant, as the case may be, or any affiliate or Permitted Transferee of such initial purchaser.

3.3.2       Cashless Exercise. Subject to Section 2.4, notwithstanding anything contained herein to the contrary, if (i) the Warrant is a Private Warrant or a Working Capital Warrant, and the Registered Holder is the initial purchaser or holder of the Private Warrant or the Working Capital Warrant, as the case may be, or any affiliate or Permitted Transferee of such initial purchaser or holder, or (ii) the Warrant is a Public Warrant and there is no effective registration statement registering the Warrant Shares on any day the Registered Holder desires to exercise the Public Warrants and more than 120 days have passed since the Company completes its initial Business Combination, the Registered Holder may exercise the Warrants in whole or in part in lieu of making a cash payment for whole numbers of Warrant Shares, by providing notice to the Chief Financial Officer of the Company in an election to purchase form of its election to utilize cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]

where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the fair market value of one share of Common Stock.

B = the Warrant Price.

The Registered Holder may not exercise any Warrants in the absence of a registration statement except pursuant to this Section 3.3.2. For purposes of this Section 3.3.2 and Section 4.1, the fair market value of one share of Common Stock is defined as follows:

(i)          if the Common Stock is listed and traded on the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (each, a “Trading Market”), the fair market value shall be deemed the average of the closing price on such Trading Market for the 10-trading day period

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ending on the third trading day immediately prior to the date an election to purchase form is submitted to the Company in connection with the exercise of the Warrant; or

(ii)         if the Common Stock is not listed on a Trading Market, but is traded in the over-the-counter market, the fair market value shall be deemed to be the average of the bid price on such Trading Market for the 10-trading day period ending on the third trading day immediately prior to the date an election to purchase form is submitted in connection with the exercise of the Warrant; or

(iii)        if there is no active public market for the Common Stock, the fair market value of the Common Stock shall be determined in good faith by the Company’s board of directors.

3.3.3       Fractional Shares. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to issue any fraction of a share of Common Stock in connection with the exercise of Warrants, and in any case where the Registered Holder would be entitled under the terms of the Warrants to receive a fraction of a share of Common Stock upon the exercise of such Registered Holder’s Warrants, issue or cause to be issued only the largest whole number of shares of Common Stock issuable on such exercise (and such fraction of a share will be disregarded); provided, that if more than one Warrant certificate is presented for exercise at the same time by the same Registered Holder, the number of whole shares of Common Stock which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of shares of Common Stock issuable on exercise of all such Warrants.

3.3.4       Issuance of Shares. No later than three business days following the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price pursuant to Section 3.3.1 or cashless exercise pursuant to Section 3.3.2, the Company shall issue, or cause to be issued, in uncertificated or book-entry form through the Warrant Agent and/or the facilities of The Depository Trust Company or other book-entry depositary system to the Registered Holder of such Warrant (or at the option of the Registered Holder, issue a certificate or certificates representing) the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Warrant shall not have been exercised or surrendered in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised or surrendered. Notwithstanding the foregoing, the Company shall not deliver, or cause to be delivered, any securities without any applicable restrictive legend pursuant to the exercise of a Warrant unless (a) a registration statement under the Securities Act with respect to the Common Stock issuable upon exercise of such Warrants is effective and a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is available for delivery to the Registered Holder of the Warrant or (b) in the opinion of counsel to the Company, the exercise of the Warrants is exempt from the registration requirements of the Securities Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the Registered Holder resides. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise or issuance would be unlawful. In addition, in no event will the Company be obligated to pay such Registered Holder any cash consideration upon exercise or otherwise “net cash settle” the Warrant.

3.3.5       Valid Issuance. All shares of Common Stock issued upon the proper exercise or surrender of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.6       Date of Issuance. Each person or entity in whose name any such certificate for shares of Common Stock is issued shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was

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made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.3.7       Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.7; however, no holder of a Warrant shall be subject to this subsection 3.3.7 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not give effect to the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.9% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude the shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the SEC as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or the Warrant Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) business days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4.	Adjustments.

4.1          Stock Dividends, Splits. If, after the date hereof, and subject to the provisions of Section 4.5 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a forward or reverse split of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased or decreased in proportion to such increase or decrease in outstanding shares of Common Stock. A rights offering to all holders of the shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the Fair Market Value shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the shares of Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock

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paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1, if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for the shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion.

4.2         Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reclassification, reverse stock split or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3         Extraordinary Dividends. If the Company, at any time while the Warrants (or rights to purchase the Warrants) are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the conversion rights of the holders of the Common Stock in connection with a proposed initial Business Combination or vote to extend the time period to complete an initial Business Combination, (d) as a result of the repurchase of Common Stock by the Company in connection with an initial Business Combination or as otherwise permitted by the Investment Management Trust Agreement between the Company and the Warrant Agent dated of even date herewith or (e) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s board of directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.3, “Ordinary Cash Dividend” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the Offering).

4.4         Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price, immediately prior to such adjustment, by a fraction, (a) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (b) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.5         Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Sections 4.1 or 4.2 hereof or that solely affects the par value of such shares of Common Stock), or, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or, in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, in connection with which the Company is dissolved, the Registered Holders shall thereafter

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have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Registered Holder would have received if such Registered Holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 4.1, 4.2 or 4.3, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3, 4.4 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.6         Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 and 4.5 the Company shall give written notice to each Registered Holder, at the last address set forth for such Registered Holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7         Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8         Notice of Certain Transactions. In the event that the Company shall (a) offer to holders of all its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (b) issue any rights, options or warrants entitling all the holders of Common Stock to subscribe for shares of Common Stock, or (c) make a tender offer, redemption offer or exchange offer with respect to the Common Stock, the Company shall send to the Registered Holders a notice of such action or offer. Such notice shall be mailed to the Registered Holders at their addresses as they appear in the Warrant Register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Warrant Price after giving effect to any adjustment pursuant to this Section 4 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the Company has taken any such action.

4.9         Certain Adjustments to Exercise Price. If (x) the Company issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Company’s initial Business Combination at an issue price or effective issue price of less than $9.50 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s pre-Public Offering stockholders or their affiliates, without taking into account any shares held by the Company’s pre-Public Offering stockholders or their affiliates, as applicable, prior to such issuance), (y) the aggregate gross

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proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the completion of the Company’s initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Common Stock during the 20-trading day period starting on the trading day prior to the consummation of the Company’s initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $16.50 per share redemption trigger price described in Section 6.1 below will be adjusted (to the nearest cent) to be equal to 165% of the Market Value.

5.            Transfer and Exchange of Warrants.

5.1          Transfer of Warrants. Prior to the Detachment Date, the Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. From and after the Detachment Date, this Section 5.1 will have no further force and effect.

5.2         Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant into the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon the Company’s request.

5.3         Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and, thereupon, the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that, in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and shall issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.4          Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.5         Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.6         Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.            Redemption.

6.1         Redemption. Subject to the second sentence of this Section 6.1, all (and not less than all) of the outstanding Public Warrants may be redeemed, in whole and not in part, at the option of the Company, at any time from and after the Public Warrants become exercisable, and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant

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(“Redemption Price”); provided that the last sales price of the Common Stock has been equal to or greater than $16.50 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events), for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which notice of redemption is given and provided further that there is a current registration statement in effect with respect to the shares of Common Stock underlying the Public Warrants for each day in the aforementioned 30-day trading period and continuing each day thereafter until the Redemption Date (defined below). For avoidance of doubt, if and when the Public Warrants become redeemable by the Company under this Section, the Company may exercise its redemption right, even if it is unable to register or qualify the Warrant Shares for sale under all applicable state securities laws.

6.2         Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Public Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the Registered Holders of the Public Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Registered Holder received such notice.

6.3         Exercise After Notice of Redemption. The Public Warrants may be exercised in accordance with Section 3 of this Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date; provided that the Company will have the option to require all Registered Holders that wish to exercise Public Warrants to do so on a cashless basis. In such event, each Registered Holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the Redemption Fair Market Value (as defined below) by (y) the Redemption Fair Market Value. The “Redemption Fair Market Value” shall mean the average reported last sale price of the Company’s Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the Registered Holders of the Public Warrants. On and after the Redemption Date, the Registered Holders of the Public Warrants shall have no further rights except to receive, upon surrender of the Public Warrants, the Redemption Price.

6.4          No Other Rights to Cash Payment. Except for a redemption in accordance with this Section 6, no Registered Holder of any Warrant shall be entitled to any cash payment whatsoever from the Company in connection with the ownership, exercise or surrender of any Warrant under this Agreement.

7.           Other Provisions Relating to Rights of Registered Holders of Warrants.

7.1          No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2          Lost, Stolen, Mutilated or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

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7.3         Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4         Registration of Common Stock. The Company agrees that as soon as practicable, but in no event later than 30 business days after the closing of a Business Combination, it shall use its reasonable best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Common Stock issuable upon exercise of the Warrants, and to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. In addition, the Company agrees to use its reasonable best efforts to register the shares of Common Stock issuable upon exercise of the Warrants under state blue sky laws, to the extent an exemption is not available.

8.            Concerning the Warrant Agent and Other Matters.

8.1          Payment of Taxes. The Company will, from time to time, promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2         Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1      Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 60 days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint, in writing, a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Registered Holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the Registered Holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and be authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authorities. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but, if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and, upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

8.2.2       Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

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8.2.3       Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act on the part of the Company or the Warrant Agent.

8.3	Fees and Expenses of Warrant Agent.

8.3.1       Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2       Further Assurances. The Company agrees to perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4	Liability of Warrant Agent.

8.4.1       Reliance on Company Statement. Whenever, in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer and Chief Financial Officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2       Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and hold it harmless against any and all liabilities, including judgments, costs and reasonable, documented counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3       Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it, by any act hereunder, be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will, when issued, be valid and fully paid and nonassessable.

8.5          Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of Warrants.

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8.6         Waiver. The Warrant Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

9.	Miscellaneous Provisions.

9.1         Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2         Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the Registered Holder of any Warrant to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Modiv Acquisition Corp.

120 Newport Center Drive

Newport Beach, CA 92660

Attn: Raymond J. Pacini

Email: rpacini@modiv.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn: Mitchell S. Nussbaum, Esq. and Tahra Wright, Esq.

Email: mnussbaum@loeb.com; twright@loeb.com

Any notice, statement or demand authorized by this Agreement to be given or made by the Registered Holder of any Warrant or by the Company to or on the Warrant Agent shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

American Stock Transfer & Trust Company, LLC
48 Wall Street, 22nd Floor

New York, NY 10005

Any notice, sent pursuant to this Agreement shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof.

9.3         Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company and the Warrant Agent hereby agree that any action, proceeding or claim against either of them arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company and the

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Warrant Agent hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company or the Warrant Agent may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party receiving such service in any action, proceeding or claim.  Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

9.4         Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5         Examination of the Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such Registered Holder to submit his, her or its Warrant for inspection.

9.6         Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall constitute original signatures for all purposes of this Agreement.

9.7         Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof

9.8         Amendments. This Agreement and any Warrant certificate may be amended by the parties hereto by executing a supplemental warrant agreement (a “Supplemental Agreement”), without the consent of any of the Registered Holders of a Warrant, for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision or mistake contained herein, or making any other provisions with respect to matters or questions arising under this Agreement that is not inconsistent with the provisions of this Agreement or the Warrant certificates, (ii) evidencing the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in this Agreement and the Warrants, (iii) evidencing and providing for the acceptance of appointment by a successor Warrant Agent with respect to the Warrants, (iv) adding to the covenants of the Company for the benefit of the Registered Holders or surrendering any right or power conferred upon the Company under this Agreement, or (v) amending this Agreement and the Warrants in any manner that the Company may deem to be necessary or desirable and that will not adversely affect the interests of the Registered Holders. All other modifications or amendments to this Agreement, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the approval, by written consent or vote, of the Registered Holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may extend the duration of the Exercise Period in accordance with Section 3.2 without such consent.

9.9         Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this

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Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

MODIV ACQUISITION CORP.

By:
Name:	Raymond J. Pacini
Title:	Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

[Signature Page to Warrant Agreement]

EXHIBIT A

Form of Warrant Certificate

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

Modiv Acquisition Corp.

Incorporated Under the Laws of the State of Delaware

CUSIP [●]

Warrant Certificate

This Warrant Certificate certifies that [●], or registered assigns, is the registered holder of [●] warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase [●] shares of common stock, par value $0.0001 per share (“Common Stock”), of Modiv Acquisition Corp., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one-half (½) share of Common Stock. No fractional shares will be issued upon exercise of any Warrant. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the holder of the Warrant. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Warrant is equal to $11.50 per whole share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

MODIV ACQUISITION CORP.

By:
Name:	Raymond J. Pacini
Title:	Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

[Form of Warrant Certificate]

[REVERSE]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [●] shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of [●], 2021 (the “Warrant Agreement”), duly executed and delivered by the Company to American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as warrant agent (or successor warrant agent) (collectively, the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the designated office(s) of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

[Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.]1

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the designated office(s) of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office(s) of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other third-party charges imposed in connection therewith.

[1]	To be included only for Public Warrants.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [●] shares of common stock, par value $0.0001 per share (“Common Stock”), and herewith tenders payment for such shares of Common Stock to the order of Modiv Acquisition Corp. (the “Company”) in the amount of $[●] in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of [●], whose address is [●], and that such shares of Common Stock be delivered to [●], whose address is [●]. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [●], whose address is [●], and that such Warrant Certificate be delivered to [●], whose address is [●].

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.1 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.3 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 6.3 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with Section 3.3.2 or Section 6.3, as applicable, of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provision of the Warrant Agreement, to receive [●] shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [●], whose address is [●], and that such Warrant Certificate be delivered to [●], whose address is [●].

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT, OF 1934, AS AMENDED).

Date:
(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG MODIV ACQUISITION CORP. (THE “COMPANY”), MODIV VENTURE FUND, LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 2.5 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2.5 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.